EXHIBIT 14 - CODE OF ETHICS


                              MONARCH SERVICES, INC.
                            A NASDAQ SmallCap Company


                        CODE OF ETHICS AND BUSINESS CONDUCT

                                        FOR

                         DIRECTORS, OFFICERS AND EMPLOYEES



                      Adopted by Action of the Board of Directors
                                  as of May 4, 2004





                               Introduction


     This Code of Ethics and Business Conduct (the "Code") provides general guidance concerning a wide range of business practices and procedures. It does not purport to cover every issue that may arise. Instead, it sets out basic principles that apply to our directors, officers, and employees. We also expect that others acting as our agents and representatives, including consultants, will comply with the terms of this Code.


     In some cases, we may already have adopted more specific policies covering some of the subjects addressed by this Code, and we may adopt additional, specific policies in the future. Where we have adopted or later adopt a policy in a particular area or covering a particular subject, all of our employees are required to comply with the terms of that specific policy in addition to this Code. In the case of a conflict between the terms of any such policy and this Code, the terms of this Code shall prevail.


     If a policy contained in this Code conflicts with any law or governmental regulation, such law or regulation governs and you must comply with it. However, if this Code conflicts with a local custom or business practice, the Code must govern your actions. If you have any questions or doubts about these conflicts or the applicability or application of the Code in particular circumstances, you should ask your supervisor how to handle the situation.


     All of our personnel must conduct themselves in accordance with the terms of the Code and must seek to avoid even the appearance of improper behavior. Anyone who violates the standards in this Code will be subject to disciplinary action up to and including termination. If you are in a situation that you believe may violate or lead to a violation of this Code, follow the guidelines described under the heading "Compliance" in this Code.

                               By:  THE BOARD OF DIRECTORS
                                    MONARCH SERVICES, INC.

Date:  May 4, 2004








                              GOVERNING PRINCIPLES

     In this Code, Monarch Services, Inc. and its subsidiaries is referred to as "our," "we" and "the Company" and our directors, officers, employees and others subject to this Code are referred to as "you."


TREAT IN AN ETHICAL MANNER THOSE TO WHOM WE HAVE AN OBLIGATION


     We are committed to honesty, just management, fairness, providing a safe and healthy environment and respecting the fundamental dignity due each individual.



     For the communities in which we live and work, we are committed to observing sound environmental business practices and to acting generally as responsible neighbors.



     For our stockholders, we are committed to pursuing sound growth and earnings objectives and to exercising prudence in the use of our resources.


     For our suppliers and partners, we are committed to fair competition and the sense of responsibility required to build and maintain sound business relationships.



PROMOTE A POSITIVE, OPEN WORK ENVIRONMENT

     All employees deserve a workplace where they feel respected, satisfied, and appreciated. We respect cultural diversity and will not tolerate harassment or discrimination of any kind-especially involving race, color, religion, gender, age, national origin, disability, and veteran or marital status. Providing an environment that supports honesty, integrity, respect, trust, responsibility, and citizenship permits us the opportunity to achieve excellence in our workplace. While everyone who works for us must contribute to the creation and maintenance of such an environment, our management personnel assume special responsibility for fostering a work environment that is free from the fear of retribution and will bring out the best in each of us. Supervisors are expected to use care and forethought in words and conduct to avoid placing, or seeming to place, pressure on subordinates that could cause them to deviate from acceptable ethical behavior.


PROTECT YOURSELF, YOUR FELLOW EMPLOYEES AND THE WORLD IN WHICH WE LIVE

     We are committed to providing a safe and healthy work environment and to observing environmentally sound business practices. Each of us is responsible for compliance with environmental, health and safety laws and regulations.

OBEY THE LAW

     Compliance with law, both in letter and in spirit, is the foundation of our ethical standards. All personnel must respect and obey the laws and regulations of the cities, states, and countries in which we do business.
We are subject to all applicable governmental laws, rules, and regulations, including those of the U.S. Securities and Exchange Commission (the "SEC"). Although not all personnel are expected to know the details of all of these laws, it is important to know enough to determine when to seek advice from supervisors or other appropriate personnel. Compliance with the law does not, however, comprise our entire ethical responsibility. Rather, it is a minimum, absolutely essential condition for performance of our duties.



                      SPECIFIC POLICIES AND GUIDELINES

        STRICTLY COMPLY WITH APPLICABLE LAWS, RULES AND REGULATIONS

     Do Not Engage in Speculative or Insider Trading

     Personnel who have access to confidential information are not permitted to use or share that information for any purpose other than the conduct of our business. Both federal law and our policies prohibit our directors, officers and employees, directly or indirectly through their families or others, from purchasing or selling our stock while in possession of material, non-public information about us and our business. This same prohibition also applies to trading in the stock of other public companies on the basis of material, non-public information that you acquire in the course of your employment with us or that others acquire in the course of their employment and pass along to you.


     Material, non-public information is any information that could reasonably be expected to affect the price of a stock. All non-public information about us and our business should be considered confidential. If a director, officer or employee is considering buying or selling stock in whole or in part on the basis of inside information, such information should be considered material as well.

     Two simple rules provide invaluable guidance and protection in this area-

        *  Don't ever use non-public information for personal gain; and


        * Do not pass along non-public information to anyone who does not need the information to do his or her job.

     Enable Prompt, Accurate, Fair and Complete Public Disclosure

     As a public company, it is our policy to ensure that the information in our public communications, including SEC filings and stockholders communications, is full, fair, timely, accurate, and understandable. All personnel involved in our disclosure process are responsible for furthering and supporting this policy. Our Chief Executive Officer and Chief Financial Officer are particularly charged with maintaining familiarity with the disclosure requirements applicable to us, and any other officer, member of the Board of Directors or employee who has a role in our disclosure process is obligated to discharge his or her obligations diligently and to advise his or her supervisor or other appropriate personnel when he or she believes disclosure may be required.



     It is a violation of this Code and unlawful to take any action to fraudulently influence, coerce, manipulate or mislead any independent accountant performing an audit of our financial statements of the purpose of rendering such financial statements misleading.



     The securities laws are vigorously enforced. Violations may result in severe penalties including significant fines against us. There may also be sanctions against individual employees, including substantial fines and prison sentences.



     Our Chief Executive Officer and Chief Financial Officer are required to certify the accuracy of reports filed with the SEC in accordance with the Sarbanes-Oxley Act of 2002. Officers who knowingly or willfully make false certifications may be subject to criminal penalties or sanctions, including fines and imprisonment.



     Comply with All Prohibitions on and Limitations of Gifts and Payments

     Various laws restrict the exchange of gifts and gratuities. The federal Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is our policy strictly to prohibit any illegal payments to government officials of any country.



     In addition, there are a number of laws and regulations regarding business gratuities that may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate our policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. Our Chief Financial Officer can provide guidance to you in this area.

SAFEGUARD COMPANY RESOURCES

     Protect Confidential and Proprietary Information



     In carrying out our business, members of the Board of Directors, officers, and employees often learn confidential information about us, our business, customers and prospective customers, suppliers and prospective suppliers, competitors and others. Our personnel must maintain the confidentiality of all information entrusted to them, except where disclosure is authorized or legally required.



     Confidential information includes all non-public information concerning us and our business, including our business, plans, prospects, and financial results and condition, as well as any non-public information provided by a third party with the expectation that such information would be kept confidential and used only for the business purpose for which it was provided. The obligation to preserve confidential information continues even after employment ends.



     The obligation of personnel to protect our resources includes the obligation to protect our proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information, and any unpublished financial or business data. Unauthorized use or distribution of this information would violate our policy. It could also be illegal and result in civil or even criminal penalties.

     Preserve Corporate Opportunities



     Our directors, officers, and employees owe a duty to advance our legitimate business interests as and when the opportunity arises. Therefore, our personnel are prohibited from taking for themselves personally (or directing to a third party), opportunities that are discovered through the use of corporate property, information, or position without the express, prior, written consent of the Chief Executive Officer, or in the case of any officer receiving a benefit, the Board of Directors.



     Sometimes the line between personal and company benefits is difficult to draw and both personal and company benefits may be derived from certain activities. Given these ambiguities, our personnel should ensure that any use of our property or information that is not solely for our benefit be approved in advance by the Chief Executive Officer, the Audit Committee or the Board of Directors.

     Conserve Company Assets



     Personal use of our property must always be in accordance with corporate policy. Proper use of our property, information resources, materials, facilities, and equipment is your responsibility. Use and maintain these assets with the utmost care and respect, guarding against waste and abuse, and never borrow or remove our property without management's permission.

MAINTAIN ACCURATE AND COMPLETE BUSINESS AND FINANCIAL RECORDS

     We must maintain honest and accurate business and financial records in order to make responsible business decisions and to comply with our obligations under various laws, rules, and regulations to which we are subject. For example if you are permitted to use a business expense account, it must be documented and recorded accurately. If you are not sure whether a particular expense is legitimate, ask your supervisor.



     All of our books, records, accounts, and financial statements must be maintained in reasonable detail, must appropriately reflect our transactions, and must conform both to applicable legal requirements and to our system of internal controls. Transactions should always be fully and fairly characterized and recorded; under no circumstances should records of transactions, once made and approved in accordance with our internal procedures, be altered.



     Business records and communications that you believe to be confidential may nonetheless become public. Therefore, we should exercise care and good sense in our writings and should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people or companies. This applies equally to written communications, including e-mail, internal memos, and formal reports.



     Retention of our corporate documents in the ordinary course of our business is governed by corporate policy and applicable law. In the event of litigation or a governmental investigation, immediately halt any destruction of documents that are related or potentially related to such litigation, safeguard such documents from damage and immediately consult the Chief Financial Officer.

AVOID CONFLICTS OF INTEREST



     Our directors, officers, and employees have an obligation to give their complete loyalty to the our best interests. Our personnel should avoid any action that may involve, or that even may appear to involve, a conflict of interest with us. A "conflict of interest" exists when a person's private interest interferes in any way with our interests. A conflict situation can arise when a director, officer or employee, takes actions or has interests that may make it more difficult to perform his or her work for us objectively and effectively. Conflicts of interest may also arise when a director, officer or employee, or any member of his or her family, receives personal benefits as a result of his or her position with us or in our business.

     Our personnel should not have any financial or other business relationships with suppliers, customers, or competitors that could impair, or even could appear to impair, the independence of any judgment they may need to make on our behalf. Conflicts of interest may arise in many different ways and may take on many different forms, so you should always be looking for them. However, here are some of the ways a conflict of interest could arise:

     * Employment by a competitor, or potential competitor, no matter what the nature or extent of the employment, while employed by us.

     * Acceptance of gifts, payments, or services from anyone seeking to do business with us.



     * Placement of business with a firm owned or controlled by any of our directors, officers, or employees or a family member of any of them.



     * Ownership of, or substantial interest in, a competitor, customer, or supplier.



     * Acting as a consultant to a customer or supplier (or, of course, a competitor).



     Conflicts of interests may not always be clear-cut, so if you have a question, you should consult with higher levels of management or the Chief Financial Officer. Any director, officer, or employee who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel or consult the procedures described under the heading "Compliance" later in this Code. Disclosure of any potential conflict is the key to full compliance with this policy.

COMPETE FAIRLY AND ETHICALLY FOR BUSINESS OPPORTUNITIES

     We seek success by competing fairly and honestly. We seek advantage through superior performance and not through unethical or illegal business practices. Acquiring or using confidential, proprietary information, possessing or using trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies, or any other form of industrial espionage is prohibited. Our personnel should respect the rights of and deal fairly with our customers, suppliers, and competitors. It is impermissible to take unfair business advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation or any other intentional, unfair, or unethical practice.

     The purpose of business entertainment and gifts is to create goodwill and foster sound, productive working relationships, not to gain unfair advantage. The sale and marketing of our products and services should always be free from even the perception that favorable treatment was sought, received, or given in exchange for the furnishing or receipt of business courtesies. Our officers, directors, and employees will neither give nor accept business courtesies that constitute, or could reasonably be perceived to constitute, unfair business inducements, bribes or kickbacks, violate any law, regulation, or corporate policy, or could cause embarrassment to or reflect negatively on our reputation.

                                COMPLIANCE

     You should feel free to talk to supervisors or other appropriate personnel about observed behavior that you believe may be illegal or unethical and about the best course of action in a particular situation. It has been our policy not to allow retaliation for reports of misconduct made in good faith by our personnel. This policy is also mandated by the Sarbanes-Oxley Act of 2002, which requires protection of whistleblowers.

     We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations it may be difficult to know right from wrong. Since we cannot anticipate every situation that will arise, it is important that we have a process for addressing each situation. These are the principles and steps to keep in mind:

     * Make sure you have all the facts. In order to reach informed, principled conclusions, we must be as fully informed as possible.

     * Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper and why, in particular, does it make me feel uncomfortable? This will enable you to focus on the specific question(s) facing you, and the available alternatives. Use your good judgment and common sense. If something makes you uncomfortable because it seems unethical or improper, it probably is.

     * Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem, keeping in mind the tenets of confidentiality and respect for others set forth in this Code.

     * Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question and will appreciate being brought into the decision-making process. Remember that it is your supervisor's responsibility to help solve problems. In the rare case where it may not be appropriate to discuss an issue with your immediate supervisor, or where you do not feel comfortable approaching your immediate supervisor with your question, you may discuss it with our Chief Financial Officer or contact the Audit Committee.

     * Always ask first, act later. If you are unsure of what to do in any situation, seek guidance before you act.

     * Familiarize yourself with our Whistleblower Policy. This Policy provides protection for those employees who raise concerns regarding accounting, auditing matters, the reporting of fraudulent financial information and other matters in an effort to ensure open and effective lines of communication.

     * If you become aware of an action or failure to take action that you believe is or will result in a violation of this Code, you must report such action or failure to act either to your immediate supervisor, the Chief Financial Officer or the Audit Committee pursuant to our Whistleblower Policy.


                        BOARD OVERSIGHT; WAIVERS

     Our Board of Directors has charged the Audit Committee with enforcement of this Code. Any waiver of this Code for any executive officer or member of the Board of Directors may be made only by our Board of Directors. In addition, if granted, any waiver will be disclosed promptly as required by law or the rules of NASDAQ or any stock exchange on which our stock trades. Such disclosure will be made in such manner as may be required by law or the rules of NASDAQ or any stock exchange on which our stock trades.


                    ENFORCEMENT; DISCIPLINARY MEASURES

     We will consistently enforce this Code through appropriate disciplinary means. Potential violations of the Code promptly will be reported to the Chief Financial Officer (or, in his absence or when otherwise appropriate, to the Chief Executive Officer) who will investigate and determine if a violation of the Code has occurred. If it is determined that a violation of the Code has occurred, that will be reported to the appropriate officer or officers responsible for the individuals responsible for the violation and the Chief Executive Officer and/or such officer or officers shall take appropriate disciplinary action. All violations which could be material to us shall be reported to the Audit Committee, normally at the Audit Committee's next meeting after the determination has been made that a violation has occurred.

     If it appears that a possible violation has occurred which involves an executive officer or member of the Board of Directors, the matter will be reported to the Audit Committee which will determine if a violation has occurred and, if so, will determine the disciplinary measures to be taken against any such individual who has violated the Code.

     Disciplinary measures, which may be invoked at the discretion of the officer or officers, the Chief Executive Officer or the Audit Committee include, but are not limited to, counseling, oral or written reprimands, warnings, probation or suspension without pay, demotions, reductions in salary, termination of employment and restitution.

     Persons subject to disciplinary measures include, in addition to each actual violator, others involved in the wrongdoing such as:

     * individuals who fail to use reasonable care to detect a violation or who fail to report a known violation;

     * individuals who, if requested to divulge information, withhold material information regarding a violation; and

     * supervisors who approve or condone violations or attempt to retaliate against those reporting violations or violators.

                                 AMENDMENT

     This Code may be amended from time to time by the Board of Directors or any committee of the Board of Directors to which such authority may properly be delegated. Any amendments will be disclosed in such manner as may be required by applicable law or the rules of NASDAQ or any stock exchange on which our stock trades, including, if applicable, by posing such information on our website.

                             NO RIGHTS CREATED

     This Code is a statement of the fundamental principles and key policies and procedures that govern the conduct of our business. It is not intended to and does not create any rights in you or any director, officer, employee, client, supplier, competitor, stockholder or any other person or entity.

     This Code does not, in any way, constitute an employment contract or an assurance of continued employment. All of our employees are employed at-will except for those employees that are covered by express written employment agreements. Our at-will employees may choose to resign their employment at any time, for any reason or for no reason at all. Similarly, we may chose to terminate the employment of any at-will employee at any time, for any legal reason or for no reason at all, but not for an unlawful reason.